UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 10, 2013
Date of Report (Date of earliest event reported)

Homie Recipes, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-183310	45-5589664
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

112 North Curry Street
Carson City, Nevada 89703
(Address of Principal Executive Offices)

(775) 321-8225
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01  Entry into a Material Definitive Agreement.

On December 10, 2013, Homie Recipes, Inc., a Nevada corporation (“Parent”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Synergy Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Synergy Strips Corp., a Delaware corporation (the “Company”) pursuant to which the Merger Sub would merge with and into the Company, with the Company as the surviving entity (the “Merger”).

The Company was founded on January 12, 2012 and is in the business of developing and distributing oral dissolving strip products in the nutraceutical, vetraceutical and pharmaceutical market segments.  The Company’s first product is an energy supplement in the form of an oral dissolving strip called “Synergy Strips” which has been approved for sale in the USA and Canada.

Immediately prior to the closing of the Merger, each share of Merger Sub common stock will be converted into one share of common stock of the surviving entity, and the shares of the Company’s common stock (excluding any shares of Company common stock (i) held by the Company, (ii) held by Parent, Merger Sub or any other subsidiaries thereof, and (iii) dissenting shares) will be converted into the right to receive 20,000,000 shares of Parent common stock (the “Merger Consideration”). It is the parties’ intent that the shares of Parent common stock constituting the Merger Consideration will represent 33.33% of the total issued and outstanding shares of Parent common stock after the closing of the Merger.

The Merger Agreement has been approved by the boards of directors of each of the parties to the Merger Agreement.  Subject to any requisite approvals, and other customary closing conditions, the Merger is expected to be completed no later than thirty (30) business days after the closing conditions set forth in the Merger Agreement have either been satisfied or waived by the appropriate party.   As a condition to closing the Merger, the Company shall have consummated the initial closing of a private offering of its shares of common stock.

The Merger Agreement includes customary representations, warranties and covenants of Parent, Merger Sub and the Company made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and are not intended to provide factual, business, or financial information about Parent, Merger Sub or the Company. Moreover, some of those representations and warranties (i) may not be accurate or complete as of any specified date, (ii) may be subject to a contractual standard of materiality different from those generally applicable to shareholders or different from what a shareholder might view as material, (iii) may have been used for purposes of allocating risk among Parent, Merger Sub and the Company, rather than establishing matters as facts, or (iv) may have been qualified by certain disclosures not reflected in the Merger Agreement that were made to the other party in connection with the negotiation of the Merger Agreement and generally were solely for the benefit of the parties to that agreement. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding Parent that has been, is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements and other documents that the Parent files with the SEC.

The Merger Agreement also includes certain termination provisions for both Parent and the Company. Among the termination rights, both Parent and the Company have the right to terminate the Merger Agreement if the closing date of the Merger has not occurred on or before January 31, 2014.

Change in Management and Board of Directors

As a condition to the closing of the Merger, Mr. Jose Mari C. Chin will resign as the Parent’s sole director and as President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer of the Company.   Effective as of the closing date, it is currently anticipated that Messrs. Jack Ross, William Henry and Gary Kehoe will be appointed to Parent’s board of directors.  It is further anticipated that Mr. Ross will also be appointed as Parent’s President and Chief Executive Office. These appointments may be subject to change on or prior to the closing of the Merger.

The foregoing description of the terms and conditions of the Merger Agreement and the transactions contemplated thereunder that are material to the Company does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated by reference into this Item 1.01.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated December 10, 2013, by and among Homie Recipes, Inc., Synergy Merger Sub, Inc. and Synergy Strips Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMIE RECIPES, INC. a Nevada corporation

Dated: December 16, 2013	By:	/s/ Jose Mari C. Chin
Jose Mari C. Chin Chief Executive Officer